UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D. C. 20549
______________

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported):   November 14, 2011

H&R BLOCK, INC.
(Exact name of registrant as specified in charter)

Missouri (State of Incorporation)	1-6089 (Commission File Number)	44-0607856 (I.R.S. Employer Identification Number)

One H&R Block Way, Kansas City, MO 64105
(Address of Principal Executive Offices)  (Zip Code)

(816) 854-3000
(Registrant's telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.02.                      Termination of a Material Definitive Agreement.

H&R Block, Inc. (the “Company”), 2SS Holdings, Inc. (“2SS”), TA Associates Management, L.P., and Lance Dunn have mutually agreed effective November 14, 2011 to terminate the Agreement and Plan of Merger dated October 13, 2010, as amended (the “Merger Agreement”), among the Company and HRB Island Acquisition, Inc. (“Sub”), an indirect wholly owned subsidiary of the Company, 2SS, TA Associates Management, L.P. in its capacity as a stockholder representative, and Lance Dunn in his capacity as a stockholder representative, pursuant to which Sub would have merged with and into 2SS (the “Merger”), with 2SS continuing as the surviving corporation and an indirect subsidiary of the Company after the Merger.

A description of the terms of the Merger Agreement was included in Item 1.01 of the Current Reports on Form 8-K filed by the Company with the Securities and Exchange Commission on October 14, 2010 and March 9, 2011 and in Item 9B of the Annual Report on Form 10-K filed by the Company with the Securities and Exchange Commission on June 23, 2011 and, to the extent required by Item 1.02 of Form 8-K, such descriptions are incorporated by reference in this Item 1.02 pursuant to General Instruction B.3 of Form 8-K.

As previously disclosed, the United States Department of Justice (the “DOJ”) filed a civil antitrust lawsuit in the United States District Court in Washington, D.C. to block the Merger.  On October 31, 2011, the United States District Court granted the DOJ’s motion for a permanent injunction.  On November 14, 2011, the Company, 2SS,  TA Associates Management, L.P. in its capacity as a stockholder representative, and Lance Dunn in his capacity as a stockholder representative, mutually agreed to a termination of the Merger Agreement.

The Company is not expected to incur any early termination penalties as a result of the termination of the Merger Agreement.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

    H&R BLOCK, INC.

Date:           November 14, 2011                                                      By:/s/ Jeffrey T. Brown
        Jeffrey T. Brown
        Senior Vice President and Chief Financial Officer